Exhibit (a)(1)-9

                               SMITHTOWN BAY, LLC
                         601 CARLSON PARKWAY, SUITE 200
                              MINNETONKA, MN 55305
                                 (866) 476-7243

November 6, 2003

To Holders of Units of Limited Partnership Interests of ML Media Partners, L.P.

Dear Unitholder:

Smithtown's offer price of $600 for units of limited partnership interest (each a "Unit") of ML Media Partners, L.P., a Delaware limited partnership (the "Partnership"), remains in effect. You also may have recently received an offer to purchase your Units from MLMP Acquisition Partners, LLC ("MLMP") for $601 per Unit.

     o Smithtown's offer is for up to 9,020 Units (our "Offer"), representing approximately 4.8% of the Units outstanding on the date of the Offer.

     o Smithtown is offering to pay $600 in cash for each Unit, less the amount of any distributions declared or paid on or after October 1, 2003 (our "Purchase Price").

     o    The expiration date for our Offer is November 17, 2003.

     o Under both offers, the purchaser will pay the $50 per transfer charged by the Partnership. You will not pay it.

Why should you tender to us?  The answer is simple:

     Our Offer will enable you to realize cash for your Units as early as the first week of January 2004, assuming no unanticipated delays. Conversely, MLMP is not likely to pay on its offer until at least 2005.

Why the difference?

     As MLMP states in its amended offer to purchase: "It should be noted that the Partnership has adopted a policy of limiting transfer of Units within any tax year to no more than 4.8% of the outstanding Units." In the
     Schedule 14D-9 filed by the Partnership in respect of the Smithtown offer, the Partnership states that it has used all of its capacity for transfers and has met the 4.8% cap for tax year 2003. Assuming Smithtown receives tenders and accepts for payment 4.8% of the Units in November 2003 and Smithtown presents those Units for transfer on December 1, 2003, we will consume all the transfer capacity for 2004. MLMP's Offer does not expire until December 5, 2003. Accordingly, if the General Partner transfers the 4.8% to us effective January 1, 2004, MLMP will not be able to have tendered Units transferred to it until 2005 at the earliest and perhaps as late as 2006 or 2007.

Do you really want to wait that long to get your extra Dollar?

     By selling to us, you can eliminate your K-1 tax filing. If you sell your Units now and assuming the transfer is effectuated effective January 1, 2004, 2003 should be the final year for which you receive a K-1 tax form from the Partnership. If we accept 4.8% of the Units for payment in November 2003, it is very likely that Unitholders who tender to MLMP will still receive K-1's for 2004. Depending on how many Unitholders tender to MLMP, some of those Unitholders may still receive K-1's for not only 2004, but also 2005 and 2006.

As MLMP says in its amended offer to purchase:

     "In addition, the Partnership's practice of limiting transfers of Units within any tax year to no more than 4.8% of the Outstanding Units (as described in [MLMP's] Offer to Purchase) may further delay transfer of Units tendered in [MLMP'S] Offer. In the Schedule 14D-9 filed by the Partnership in respect of the Smithtown offer, the Partnership states that it has used all of its capacity for transfers for the fiscal year 2003. Accordingly, transfers of Units tendered pursuant to [MLMP'S] Offer may only occur during the fiscal year 2004 (or even afterward, depending on the number of Units transferred pursuant to all offers and the timing of such transfers). [MLMP] intends to pay for Units accepted for payment promptly following receipt of confirmation of transfers. However, [MLMP] reserves the right, in its sole discretion, to pay tendering Unitholders prior to the receipt of such confirmation."

MLMP further states:

     "It should be noted that the Partnership has adopted a policy of limiting transfer of Units within any tax year to no more than 4.8% of the outstanding Units. The Partnership may elect to transfer Units tendered pursuant to the Smithtown offer prior to those tendered pursuant to [MLMP's] Offer (and accordingly, Unitholders who tender Units pursuant to Smithtown's offer may be paid prior to those who tender Units pursuant to [MLMP's] Offer). In any case, [MLMP] will pay interest at the rate of 3% per annum from the Expiration Date until the date of payment."

You should also take these factors into account while considering our Offer.

o Our estimate of when we or MLMP would pay Unitholders for Units tendered and accepted for payment is based on our understanding of the General Partner's policies and the terms and conditions of our Offer and of MLMP's offer. Those policies and term and conditions could be changed or waived.

o There is no established public market for the Units, although there is a limited secondary market. If you sell on the secondary market, you may receive a higher or lower price than our Purchase Price. According to the Partnership's reports with the SEC, prices for the Units on the secondary market have ranged higher than our Purchase Price. However, that market is illiquid, and if you sell your Units, you may also receive a higher or lower price than these historical prices.

o The tender of your Units may be withdrawn at any time prior to the expiration date of the Offer, including any extensions.

o By tendering, you will give up the opportunity to participate in any future benefits of ownership, including potential future distributions by the Partnership. Our Purchase Price may be less than the total amount that you might otherwise receive with respect to your Units over the remaining term of the Partnership.

o Our obligation to purchase Units is subject to our right to prorate among tendering Unitholders the number of Units we will purchase, as well as other conditions set forth in our Offer to Purchase. We will purchase in our Offer a maximum of 9,020 Units. If Unitholders offer us more Units, we will prorate our purchase ratably to all sellers.

o We expect that payment for Units accepted for payment would be made on or after January 2, 2004, although payment could be delayed depending on when the Units are transferred to Smithtown on the Partnership's books and Smithtown is admitted as a substitute limited partner with respect to those Units. We will not pay you interest on our Purchase Price.

o Please be sure to read the General Partner's Schedule 14D-9 Recommendation Statement with respect to our Offer or any other offer.

o Neither Merrill Lynch & Co., Inc., the General Partner, ML Leasing Management, Inc., or the Partnership nor their respective affiliates or subsidiaries are parties to this Offer.

TO ACCEPT OUR OFFER:

1. Please complete the previously mailed Agreement of Sale (if not otherwise indicated, please note the number of Units you wish to sell in the signature area of the Agreement of Sale), and have it MEDALLION SIGNATURE GUARANTEED (this can be done by your broker or a bank where you have an account).

2. Return the completed Agreement of Sale to us in the enclosed pre-addressed envelope.

OUR OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK TIME, on November 17, 2003, SUBJECT TO ANY EXTENSION. We encourage you to act promptly. Our Offer will remain open at least ten business days following any reduction in our purchase price resulting from a distribution made by the Partnership. By accepting the Offer, you will agree that we are entitled to all distributions made by the Partnership on or after October 1, 2003. Unless the General Partner pays the distribution directly to us or you remit the amount of the distribution to us, we will reduce our purchase price by the amount of the distribution. If the Offer is extended or a distribution occurs within the Offer period, we will make a public announcement. We reserve the right to extend, amend or terminate our Offer.

BEFORE TENDERING, BE SURE TO READ "RISKS AND FACTORS TO CONSIDER BEFORE TENDERING" IN THE OFFER TO PURCHASE

IF YOU HAVE ALREADY TENDERED TO MLMP AND WISH TO WITHDRAW FROM THE MLMP OFFER AND TENDER TO US, BE SURE TO READ SECTION 5 OF MLMP'S OFFER TO PURCHASE.

Please consider the Offer carefully. If you have any questions or have not received an Agreement of Sale, please telephone us at (866) 476-7243. Thank you for your consideration.

                                    Very truly yours,

                                    Smithtown Bay, LLC

================================================================================
SMITHTOWN IS NOT AN AFFILIATE OF THE GENERAL PARTNER OR OF THE PARTNERSHIP. PLEASE CAREFULLY REVIEW THE ENCLOSED OFFER. AN AGREEMENT OF SALE IS ENCLOSED;
IN ORDER TO TENDER YOUR UNITS YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE AGREEMENT OF SALE IN ACCORDANCE WITH THE INSTRUCTIONS AND RETURN IT TO US.
================================================================================

THIS LETTER IS NEITHER AN OFFER TO PURCHASE, NOR A SOLICITATION OF AN OFFER TO SELL THE UNITS. THE OFFER IS MADE ONLY BY THE AMENDED OFFER TO PURCHASE AND THE RELATED AGREEMENT OF SALE AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED
FROM) HOLDERS OF UNITS IN ANY JURISDICTION WHICH THE OFFER OR THE ACCEPTANCE THEREOF WILL NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION; IN THOSE JURISDICTIONS WHERE SECURITIES LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

Our Offer will expire at midnight, Eastern Time on November 17, 2003, unless the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open.

OUR OFFER CONTAINS IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.